Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ASCENT ASSURANCE, INC.

________________

ASCENT ASSURANCE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of Ascent Assurance, Inc., resolutions were duly adopted setting forth the proposed elimination of the Series A Convertible Preferred Stock as set forth herein:

RESOLVED, that no shares of the Series A Convertible Preferred Stock are outstanding and none will be issued; and

RESOLVED FURTHER, that a Certificate of Elimination be executed, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Second Amended and Restated Certificate of Incorporation all reference to the series of preferred stock designated as the “Series A Convertible Preferred Stock.”

        SECOND: None of the authorized shares of the Series A Convertible Preferred Stock are outstanding and none will be issued.

        THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the series of preferred stock designated as the “Series A Convertible Preferred Stock.”

        IN WITNESS WHEREOF, said Ascent Assurance, Inc. has caused this certificate to be signed by Patrick H. O’Neill, its Executive Vice President, this 31st day of December, 2003.

ASCENT ASSURANCE, INC.

By: Patrick H. O’Neill
Patrick H. O’Neill Executive Vice President